Exhibit 10.29

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT is made as of the 1st day of January, 2005, between MediCor Ltd. (“MediCor”), a Delaware corporation and NexGen Management LLC (“NexGen”), a Delaware limited liability company.

WHEREAS MediCor wishes NexGen to provide certain administrative services to MediCor in connection with MediCor’s use and operation of aircraft owned and operated by Global Aviation Delaware LLC, a third party, including all related third-party transportation costs and services;

WHEREAS MediCor requires NexGen to perform these services since NexGen is providing similar services for other parties’ use of Global Aviation’s aircraft and since NexGen is in a unique position to gather, analyze and separate those bills that specifically relate to MediCor’s use of such aircraft; and

WHEREAS NexGen agrees to render certain services to MediCor on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, MediCor and NexGen agree as follows:

ARTICLE 1 – GENERAL DESCRIPTION OF SERVICES

The purpose of this Agreement is to enable MediCor to receive certain designated administrative services (the “Services”) from NexGen which would otherwise require devotion of MediCor administrative personnel in connection with the use of third-party services.  NexGen shall not be required to hire any additional employees to provide the Services or to replace any employees who provide the Services whose employment with NexGen and its affiliates terminates.

ARTICLE 2 – SERVICES TO BE PROVIDED BY NEXGEN TO MEDICOR

As requested by MediCor, NexGen will provide to MediCor the Services described in Annex A attached hereto.  At any time after the date hereof, if MediCor desires NexGen to provide services not described in Annex A upon mutual agreement of the parties hereto, Annex A shall be amended to add any additional services to be provided pursuant to the preceding sentence.

ARTICLE 3 – PERIOD OF SERVICES; TERM

3.01                           Subject to the provisions of Article 3.02, the Services shall begin as of the date hereof and continue until June 30, 2006, unless the parties mutually agree to extend or shorten the term of any of the Services.  After June 30, 2006, the Services may be continued upon written agreement of the parties on such terms and the parties may agree.

3.02                           If MediCor obtains an alternative source of supply for any Service or category of Services as set forth in Annex A prior to the applicable time limit referred to above, MediCor may terminate this Agreement with respect to such Service or category of Services upon thirty (30) days’ notice to NexGen.

3.03                           The term of this Agreement shall commence on the date hereof and shall continue thereafter as long as any Service covered hereby shall continue to be provided in accordance with this Agreement.

3.04                           Upon the termination of this Agreement, NexGen shall be released from any and all obligations to perform the Services hereunder subject to the terms of this Agreement.  However, NexGen’s and MediCor’s respective obligations under Articles 4 and 8 shall survive.

ARTICLE 4 – COMPENSATION; PAYMENT

4.01                           MediCor shall pay to NexGen a fee for those services actually received by MediCor, which fee shall be determined in accordance with Annex A attached hereto (the “Fee”).

4.02                           NexGen shall invoice MediCor for Services performed monthly.  Payments shall be due net ten (10) days from date of invoice.

4.03                           If, within 30 days following receipt of any invoice for Services, MediCor notifies NexGen in writing that it questions all or any part of such invoice, at the request of MediCor, NexGen shall provide to MediCor within thirty (30) days after such request a written response, signed by the appropriate department head of NexGen, explaining the matter or matters in question in reasonable detail to allow MediCor to verify the accuracy of the charges invoiced to it and, upon the additional request of MediCor, documentary evidence of the basis of calculation of such charges.  If within thirty (30) days after receipt of such a written response, or in the event MediCor does not request a written response, then if within thirty (30) days after receipt of the invoice in question, MediCor notifies NexGen in writing that it does not accept such invoiced Fee and the parties cannot resolve the matter in a mutually satisfactory manner within thirty (30) days from the date of such notice, then the matter shall, at the request of either party, promptly be submitted for resolution to a firm of independent certified public accountants mutually selected by the parties.  The decision of such firm of independent certified public accountants shall be final and binding upon the parties.  Such firm of independent certified public accountants will review the books and records of NexGen and/or MediCor and make such other investigation as it shall deem necessary to verify such invoice.  The costs of retaining such accountants shall be borne by the party requesting resolution by such accountants.  Pending any such final determination, MediCor shall pay the undisputed amount of the relevant invoice of NexGen, with appropriate adjustment to be made following such final determination.  If NexGen is the prevailing party, MediCor shall pay NexGen interest on the unpaid amount for the period from the date on which such payment was originally due to the date on which the unpaid amount was actually paid, such interest to be paid at the reference rate of Citibank, New York, as from time to time in effect and published during such period.

ARTICLE 5 – TAXES

In addition to any other amounts payable to NexGen, MediCor shall promptly reimburse NexGen for any taxes, excises, imposts, duties, levies, withholdings or other similar charges (excepting any taxes, excises, imposts, duties, levies, withholdings or charges based on net income) that NexGen may be required to pay (i) on account of the performance of Services, or (ii) with respect to payments made by MediCor for such Services, pursuant to this Agreement; provided, however, that NexGen shall not be entitled to receive any such payment to the extent any of the foregoing have been included in the calculation of the Fee pursuant to Annex A.

ARTICLE 6 – INDEPENDENT CONTRACTOR

NexGen shall be an independent contractor in the performance of its obligations hereunder.

ARTICLE 7 – FORCE MAJEURE

The obligations of NexGen hereunder shall be suspended to the extent that the performance of its obligations is delayed or prevented, in whole or in part, by any occurrence beyond its control, including without limitation acts of God, inclement weather, floods, major accidents, strikes, lockouts, labor disputes, labor shortages, riots, demonstration, terrorism, sabotage, laws, ordinances, rules, regulations of governmental or other competent authorities, standards or decrees of an extraordinary nature, whether valid or invalid (including, but not limited to, import or export prohibitions or priorities, requisitions, allocations and price adjustment restrictions), inability to obtain or unavoidable delay in obtaining necessary power, materials, facilities and equipment in the open market, interruption or unavoidable delay in communication or transportation, the refusal of NexGen’s insurance carriers to service MediCor’s insurance needs, or any other similar or dissimilar occurrence.  If the obligations of NexGen are suspended pursuant to the preceding sentence, NexGen shall give written notice to that effect to MediCor within ten (10) days after such suspension shall have commenced together with a statement setting forth reasonably full particulars concerning the cause of such suspension and shall use its best efforts to remedy the cause of such suspension as quickly as possible.  The requirement that the cause of such suspension be remedied with best efforts shall not require the settlement of strikes, lockouts or other labor difficulties affecting NexGen.

ARTICLE 8 – CONFIDENTIALITY

NexGen shall not disclose to any third person, or publish, or use for its own or any third person’s purposes and shall preserve and maintain and prevent the disclosure or publication of, any proprietary information and trade secrets, both technical and non-technical, including, without limitation, business, financial, customer and supplier information, of MediCor (collectively the “Confidential Information”).  The foregoing sentence shall not apply to communications with third-party service providers with respect to whom NexGen is providing administrative services for MediCor to the extent reasonably necessary for NexGen to provide the Services.  At MediCor’s written request, NexGen will provide to MediCor all documents containing any Confidential Information.  In the event that NexGen is required by legal process to disclose to any third person (other than in connection with a claim or other action between

MediCor and NexGen) and Confidential Information, it shall provide MediCor prior written notice thereof and, at MediCor’s request, shall cooperate in obtaining a protective order or injunctive relief.  MediCor shall promptly reimburse NexGen for all reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by NexGen in connection with such cooperation.  The obligations of NexGen in this Article 8 shall not apply to information which (i) is or becomes public knowledge through no fault of NexGen; (ii) is independently disclosed to NexGen by a third person without restrictions on its disclosure and who is not subject to any restrictions on disclosure; or (iii) except as provided above, NexGen is required by law to disclose.

ARTICLE 9 – NOTICES

Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered or sent (i) by postage prepaid, registered or certified mail - return receipt requested, or (ii) by telex, to the parties as set forth below or to such other address as any party may notify the other party of in writing:

If to MediCor, to:	MediCor Ltd.
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103-5253
Attention: Chief Financial Officer

If to NexGen, to:	NexGen Management LLC
4560 South Decatur Boulevard, Suite 201
Las Vegas, Nevada 89103
Attention: President

ARTICLE 10 – MISCELLANEOUS

10.01                     Binding Effect;  Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, legal representatives and assigns permitted in accordance with this Article 10.  Except as expressly provided herein, nothing herein shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party.

10.02                     Waiver.  The failure of either party at any time or times to enforce or require performance or any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same.  No waiver by either party of any condition or the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition, or of any breach of any other provision contained in this Agreement.

10.03                     Severability.  If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties’ original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.

10.04                     Governing Law.  This Agreement shall be governed by and construed in all respects under the law of the State of Delaware, without reference to its conflicts of law rules or principles.

10.05                     Entire Agreement.  This Agreement, together with the Annexes attached hereto, constitutes the entire understanding of the parties concerning the Services.  No amendment to or modification of this Agreement or waiver of any provision or right hereunder will be binding upon either party unless signed in writing by an authorized representative of such party.

IN WITNESS WHEREOF, the parties have caused this Administrative Services Agreement to be executed by their duly authorized representatives as of the day and year first above written.

MEDICOR LTD.

By:	/s/ Donald K. McGhan
Title:	Chairman

NEXGEN MANAGEMENT LLC

By:	/s/ Nikki Pomeroy
Title:	President

ANNEX A

ADMINISTRATIVE SERVICES AGREEMENT

SERVICES AND FEES

SERVICES

Providing administration, payment and recordkeeping services related to payment of third-party service providers to MediCor, such as:

1.               Maintenance, support services, parts and related costs

2.               Fuel and related costs

3.               Terminal, Port, FBO, air fees and related costs

4.               Catering and related costs

5.               Pilot fees and related costs

6.               Ground transportation and related costs

7.               Miscellaneous costs

  MediCor shall identify to NexGen which third-party service providers for which MediCor desires this service.  The service shall include NexGen (1) analyzing all third-party service provider invoices for services rendered as it relates to Medicor’s use of Global Aviation planes, as distinct from other parties use, (2) to the extent necessary, adjusting any such invoiced amounts on behalf of MediCor, (3) advancing payment to such third-party service providers on behalf of MediCor and (4) preparing monthly reports and invoices to MediCor with respect to such invoiced and paid amounts.

FEES

Invoice Administration & Processing

$250.00 per monthly report